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                                                Filed Pursuant to Rule 424(b)(3)

                                                REGISTRATION NO. 33-78440



              PROSPECTUS SUPPLEMENT NO. 1 DATED JULY 7, 1997 TO THE
                        PROSPECTUS DATED MAY 23, 1996 OF
                           IBIS TECHNOLOGY CORPORATION


     This Prospectus Supplement No. 1 amends the number of shares of Common Stock of Ibis Technology Corporation (the "Company") being offered for sale (and reflected throughout the Prospectus) upon the exercise of certain warrants, and the exercise price thereof, due to the occurrence of certain anti-dilutive events. The Company is offering for sale 1,695,843 shares of Common Stock (which is an increase of 6,792 shares over the 1,689,051 shares referenced in the Prospectus) (i) upon exercise of the Redeemable Warrants at an exercise price of $8.05 per share, to purchase 1,440,000 shares of Common Stock, subject to adjustment upon the occurrence of certain anti-dilutive events, (ii) upon exercise of the IPO Underwriter's Warrants at an exercise price of $8.05 per share, to purchase 125,217 shares of Common Stock, subject to adjustment upon the occurrence of certain anti-dilutive events, and (iii) upon exercise of the IPO Underwriter's Redeemable Warrants at an exercise price of $9.26 per share, to purchase 130,626 shares of Common Stock, subject to adjustment upon the occurrence of certain anti-dilutive events.

This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus dated May 23, 1996.







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